Exhibit 8.1

August 27, 2003

TranSwitch Corporation

Three Enterprise Drive

Shelton, CT 06484

Re: 5.45% Convertible Plus Cash Notes due September 30, 2007

Ladies and Gentlemen:

We have acted as counsel to TranSwitch Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 and Registration Statement on Form S-4 filed with the Commission on the date hereof (the “Registration Statements”), of which the prospectus forms a part (the “Prospectus”). The Registration Statements relate to the 5.45% Convertible Plus Cash Notes due September 30, 2007 (the “Plus Cash Notes”) that are being offered to existing holders of 4½% Convertible Notes due September 12, 2005 (the “existing notes”). The Plus Cash Notes are described in the Prospectus. The Plus Cash Notes are to be issued under an Indenture (the “Indenture”), between the Company and U.S. Bank National Association, as indenture trustee.

In preparing and delivering this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia, the Prospectus, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates, representations and other documents of Company and public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

We have reviewed the statements set forth in the Prospectus under the captions “Summary – The Exchange Offer – Terms of the exchange offer – Tax consequences” and “United States Federal Income Tax Considerations,” and hereby advise you that such statements, to the extent they constitute matters of law or legal conclusions with respect thereto, together represent the opinion of Testa, Hurwitz & Thibeault, LLP as to material United States federal income tax matters and consequences to beneficial owners of existing notes that acquire Plus Cash Notes pursuant to the offering described in the Prospectus, subject to the limitations and qualifications expressed in such portions of the Prospectus.

This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws, and it is subject to the various limitations expressed in the portions of the Prospectus referenced above as well as to the limitations and understandings expressed herein. Our opinion is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there is no assurance that the IRS will not successfully assert a contrary position, or that a court considering the issues would not hold contrary to such opinion. We understand that the Company has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax matters and consequences summarized in the portions of the Prospectus referenced above.

No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect our opinion and the tax matters and consequences submitted in the portions of the Prospectus referenced above. Nevertheless, we undertake no responsibility to advise you of any new developments in the United States federal income tax laws (or in the application or interpretation thereof).

In the event that any of the documents, records, instruments, certificates, and representations referenced in the second paragraph of this letter and upon which we have relied to issue this opinion is incorrect or otherwise contrary to what has been presented to us, our opinion might be adversely affected and, in such circumstances, may not support the tax matters and consequences summarized in the portions of the Prospectus referenced above.

We express no opinions other than that expressed herein. We hereby consent to the use of this letter as an exhibit to the Registration Statements. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ TESTA, HURWITZ & THIBEAULT, LLP